Exhibit 10.72

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.
THE SYMBOL “[***]” HAS BEEN INSERTED IN PLACE OF THE PORTIONS SO OMITTED.

Amendment No. 1 to Amended and Restated Loan Agreement

This Amendment No. 1 to Amended and Restated Loan Agreement, dated as of March 2, 2009 (this “Amendment”), is made between Citigroup Global Markets Inc. (“Smith Barney” or “SB”) and the undersigned, Pinnacle Airlines Corp. (“Client”).

Whereas, SB and Client have entered into that certain Amended and Restated Loan Agreement dated as of November 5, 2008 (the “Loan Agreement”); capitalized terms used herein but not defined herein have the meaning given to them in the Loan Agreement;

Whereas, SB and Client desire to amend the Loan Agreement as set forth below;

Now, therefore, SB and Client, for good and valuable consideration, the receipt of which is hereby acknowledged, hereby agree as follows:

1.	Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:

a.	Section 3.)a.) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“3.)	a.)
The Client agrees to pay on January 31, 2010 (the “Maturity Date”) any balance outstanding with respect to all Advances, including any accrued interest and fees, as well as any costs of collection and reasonable attorneys’ fees and costs.  The total amount owed by the Client described in the preceding sentence is hereafter referred to in this Agreement as the “Loan Obligation”. The Client may prepay the Loan Obligation in whole or in part without penalty at any time prior to the Maturity Date.  Any unpaid fees and costs of collection shall be deemed to constitute principal of Tranche B Advances for purposes of repayment.  All payments in respect of the Loan Obligation shall be applied first to the outstanding balance of the Tranche B Advances until reduced to zero, and thereafter to the Tranche A Advances.”

b.	Section 6.)a.) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“6.)	a.)
Any of the following events that occurs while any Advance (and accrued interest, if any) is outstanding will be considered a “default” by the Client under this Agreement: (i) any representation or warranty hereunder by the Client is incorrect in any material respect or the Client fails to comply with any covenants set forth in Section 5; (ii) the Client fails to pay the Loan Obligation on the Maturity Date; (iii) (x) the par value of the Collateral is less than [***] of the sum of the Advances outstanding (and accrued interest, if any) at the end of any business day (“Par Value Shortfall”) and Client fails to eliminate the Shortfall by the end of the fourth business day thereafter by depositing additional cash and/or securities acceptable to SB, or (y) the Market Value (as defined below) of the Collateral is less than [***], or such other minimum maintenance percentage promulgated by FINRA or the NYSE while the loan is outstanding), of the sum of Advances outstanding (and accrued interest, if any) at the end of any business day (“Market Value Shortfall” and either Par Value Shortfall or Market Value Shortfall, a “Shortfall”) and Client fails to eliminate the Market Value Shortfall by the end of the fourth business day after receipt of written notice from SB to Client of such Market Value Shortfall (which written notice shall include supporting documentation for the applicable Market Value unless such Market Value has been published on Bloomberg information systems) by depositing additional cash and/or securities acceptable to SB, (iv) the Client fails to perform any of its other obligations hereunder and such failure is not remedied by the Client within 5 business days after receipt of notice by SB of such failure; (v) a liquidator, receiver or trustee is appointed with respect to all or substantially all of the Client’s assets, or a bankruptcy petition is filed by or against the Client, and in the case of a petition filed against the Client, is not dismissed within sixty (60) business days after it is filed; (vi) SB does not have a perfected first priority lien and security interest in any of the Collateral due to a negligent, willful or unauthorized act of the Client or an agent of the Client and Client fails to remedy such problem within  six business days after receipt of notice from SB; (vii) the Client or any of its subsidiaries shall fail to pay any principal of or premium or interest on any indebtedness (other than the Loan Obligation) that is outstanding in a principal or notional amount of at least [***] of the Client or such subsidiary, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; or (viii) any of Client’s capacity purchase agreements listed on Schedule 6.)a.)(viii) is terminated and not replaced with a similar arrangement within thirty (30) days.  For purposes of this Agreement, a business day is any day on which the regular trading session on the New York Stock Exchange is open.  As used in this Agreement, “Market Value” means, at any time, the latest market closing price of any security traded in a nationally recognized market selected by SB for pricing or evaluating client collateral accounts, which may include any nationally recognized secondary market that develops for auction rate securities”

c.	Section 9.) of the Loan Agreement is hereby amended by adding at the end thereof the following:

“In connection with any such assignment by SB, Client shall execute and deliver any additional customary documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate such assignment as may be reasonably requested by SB, including without limitation execution of a control agreement to perfect such assignee’s lien over the Collateral, provided, however, that such control agreement does not reduce in any material respect prior to a default Client’s rights with respect to the Collateral as set forth in Section 4.”

d.	The Loan Agreement is further amended by adding at the end thereof Schedule 6.)a.)(viii) attached hereto.

2.	No Other Amendment. Except as amended by Section 1 above, the Loan Agreement remains in full force and effect.

3.	Governing Law. This Amendment will be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of laws rules of such State.

4.
Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall constitute one and the same instrument.

In witness whereof, the undersigned have executed this Amendment as of the date first above-written.

PINNACLE AIRLINES CORP. By: /s/ Peter D. Hunt Name: Peter D. Hunt Title: Vice President and CFO	CITIGROUP GLOBAL MARKETS INC. By: /s/ Stuart N. Weiss Name: Stuart N. Weiss Title: Managing Director

Schedule 6.)a.)(viii)

1)Amended and Restated Airline Services Agreement by and among Pinnacle Airlines Corp., Pinnacle Airlines, Inc. and Northwest Airlines, Inc. dated December 15, 2006

2)Capacity Purchase Agreement between Continental Airlines, Inc., Pinnacle Airlines Corp., and Colgan Air, Inc. dated February 2, 2007

3)Delta Connection Agreement dated and effective April 27, 2007 among Delta Air Lines, Inc., Pinnacle Airlines Corp., and Pinnacle Airlines, Inc.